OMNIBUS ASSIGNMENT

(FUNB 2001-C4; Loan No. 502694601)

WELLS FARGO BANK, N.A., A NATIONAL BANKING ASSOCIATION, SUCCESSOR BY MERGER TO WELLS FARGO BANK MINNESOTA, N.A., AS TRUSTEE FOR THE REGISTERED HOLDERS OF FIRST UNION NATIONAL BANK COMMERCIAL MORTGAGE TRUST, COMMERCIAL MORTGAGE PASSTHROUGH CERTIFICATES, SERIES 2001-C4 (“Assignor”), for good and valuable consideration. the receipt and sufficiency of which are acknowledged, hereby sells, transfers, assigns, deli&, sets over, and conveys-to EVEREST PROPERTIES II, LLC, a California limited liability company (“Assignee”) and its successors and assigns, WITHOUT RECOURSE TO ASSIGNOR AND WITHOUT REPRESENTATION, WARRANTY OR COVENANT, EXPRESS OR IMPLIED, BY ASSIGNOR, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES MADE IN THE ASSIGNMENT OF DEED OF TRUST AND SECURITY AGREEMENT AND ASSIGNMENT OF ASSIGNMENT OF LEASES AND RENTS OF THE SAME DATE AS THIS OMNIBUS ASSIGNMENT all right, title and interest of Assignor in and to that certain loan from First Union National ~ a n k , a national banking association, to Sunwood Village Joint Venture, Limited Partnership, a Nevada limited partnership, in the original principal amount of Ten Million Eighty Thousand and No/00 U.S. Dollars (U.S. $10,080,000.00), for certain real property situated at 4020 South Arville, in Clark County, Nevada (the “Loan”), including, without limitation, all of Assignor’s right, title and interest in and to:

1.         that certain Stipulation and Order for Use of Cash Collateral dated October 2, 2006, filed in the United States Bankruptcy Court, District of Nevada, Case No. BKS-06-12463-BAM (Chapter 11), In re: Sunwood Village Joint Venture. Limited Partnership, Debtor;

2.         that certain Secured Proof of Claim filed by Assignor on January 11, 2007, in the United States Bankruptcy Court, District of Nevada, Case No. BK-S-06-12463-BAM (Chapter 11), in re: Sunwood Village Joint Venture. Limited Partnership, Debtor; and,

3.         any claims, collateral, insurance policies, certificates of deposit, letters of credit, escrow accounts, performance bonds, demands, causes of action and any other collateral arising out of and/or executed and/or delivered in or to or with respect to the Loan, together with any other documents or instruments executed and/or delivered in connection with or otherwise related to the Loan.

To the fullest extent permitted by law, Assignee shall indemnify, defend and hold harmless Assignor and Assignor’s predecessors in interest, and any subsidiary or affiliate of Assignor and all of the past, present and future officers, directors, shareholders, controlling persons, partners, managers, members, contractors, employees, agents, representatives, consultants, servicers (including, but not limited to, Wachovia Bank, N.A., a national banking association, and LNR Partners, Inc., a Florida corporation), attorneys, participants, successors and assigns of Assignor (collectively, the “Indemnitees”) from and against any and all losses, claims, demands, damages, penalties, settlements, judgments, awards, expenses (including reasonable attorney’s fees and costs at trial and on appeal), costs, liabilities, actions, proceedings, investigations and/or causes of action (collectively, “Damages”) arising from, out of, or in any way related to, connected with, or resulting from (a) that certain pending litigation styled Mega Ventures. LLC v. Sunwood Village Joint Venture, L.P., James Hoyt and Secured Investments Resources Fund. L.P., II now pending in the Eighth Judicial District Court, Clark County, Nevada, under Case No. 5000656, and that certain pending bankruptcy action styled Sunwood Village Joint Venture, Limited partners hi^ now pending in the United Stated Bankruptcy Court, District of Nevada, under Case No. BK-S-06-12463-BAM (Chapter 11) together with any adversary proceeding filed thereunder (collectively, the “Litigation”), or (b) any appeal of said Litigation, or (c) any subsequent litigation between or among the parties to the Litigation and any appeal thereof; provided, however, notwithstanding anything to the contrary contained in the foregoing, Assignee does not indemnify Assignor for Damages arising from, out of, in connection with, or resulting from the Litigation that may be incurred by Assignor as a result of Assignor’s actions taken on or before April 15, 2005 (the date on which Millenium Sunwood, LLC, a California limited liability company, became the General Partner of Sunwood Village Joint Venture, Limited Partnership), and Assignee does not indemnify Assignor for Damages arising from, out of, in connection with, or resulting from actions taken at any time by Assignor of which Assignee is not aware; provided, however, notwithstanding anything to the contrary contained in the foregoing, Assignee shall be deemed to have actual knowledge of the contents of any pleading, deposition testimony, answers to interrogatories, document production, and other discovery given to date by Assignor, and any of Assignor’s directors, officers, employees, contractors, agents, attorneys, representatives, and servicers (including, but not limited to, Wachovia Bank, N.A., a national banking association, and LNR Partners, Inc., a Florida corporation, and their respective directors, officers, employees, contractors, agents, attorneys, and representatives), in the Litigation.

Any indemnified party shall promptly advise Assignee in writing of any action or legal proceeding to which this indemnification may apply and Assignee, at Assignee’s expense, shall assume on behalf of such indemnified party, and conduct with due diligence and in good faith, the defense of such action or legal proceeding with counsel reasonably satisfactory to such indemnified party, provided that such indemnified party shall have the right to be represented by advisory counsel of its own selection and at its own expense. In the event of the failure of the Assignee to obtain counsel to defend any such claim against any such indemnified party, or to pay any final judgment entered against any such indemnified party as a result of such indemnity claim, in accordance with this indemnification, the indemnified party at its option and without relieving Assignee of its obligations hereunder, may perform such obligations, but all costs and expenses so incurred by the indemnified party in that event shall be reimbursed by Assignee together with interest at the maximum legal rate under the applicable Nevada Statutes from the date any such expense was pad. The Indemnitees may retain counsel on their own behalf in connection with such claim and/or judgment in the event of default by the Indemnitor hereunder.

In Witness Whereof, Assignor and Assignee have executed this instrument as of April 23,

2007.

[END OF TEXT - SIGNATURE AND ACKNOWLEDGE PAGES FOLLOW]

WELLS FARGO BANK, N.A., A NATIONAL
BANKING ASSOCIATION, SUCCESSOR BY
MERGER TO WELLS FAHGO BANK
MINNESOTA, N.A., AS TRUSTEE FOR THE
REGISTERED HOLDERS OF FIRST UNION
NATIONAL BANK COMMERCIAL
MORTGAGE TRUST, COMMERCIAL
MORTGAGE PASS-THROUGH
CERTIFICATES, SERIES 2001-C4

By:	LNR Partners, Inc., a Florida corporation, its attorney-in-fact under Limited Power of Attorney dated May 31, 2005
Witnesses:	By:	/S/ RANDOLPH J. WOLPERT
/S/ JOSH TYLER		Randolph J. Wolpert, Vice President
Print Name: Josh Tyler

/S/ N SANTANA
Print Name: N Santana

[CORPORATE SEAL]

STATE OF FLORIDA

COUNTY OF MIAMI-DADE

The foregoing instrument was acknowledged before me this 24th day of April, 2007, by Randolph J. Wolpert, as Vice President of LNR Partners, Inc., a Florida corporation, on behalf of said corporation, as attorney-in-fact for WELLS FARGO BANK, N.A., A NATIONAL BANKING ASSOCIATION, AS TRUSTEE FOR THE REGISTERED HOLDERS OF FIRST UNION NATIONAL BANK COMMERCIAL MORTGAGE TRUST, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-C4, on behalf of the said trust. He is personally known to me ~~or -h as produced a driver’s license as identification.~~

/S/ Maria E. Ruiz
Notary Public, State of Florida
Print Name: Maria E. Ruiz

My Commission Expires: May 21, 2010

Witnesses:	ASSIGNEE: EVEREST PROPERTIES II, LLC, a California limited liability company
/S/ Christopher K. Davis	By:	/S/ W. ROBERT KOHORST
Print Name: Christopher K. Davis		W. Robert Kohorst President
/S/ SANDRA RANCOUR
Print Name: Sandra Rancour

STATE OF CALIFORNA

COUNTY OF LOS ANGELES

The foregoing instrument was acknowledged before me this 23rd day of April, 2007, by W. Robert Kohorst, as President of EVEREST PROERTIES II, LLC, a California limited liability company, on behalf of said limited liability company, on behalf of the said trust. He is personally known to me ~~or -has produced a driver’s license as identification.~~

/S/ Lisa L Longo
Notary Public, State of California
Print Name: Lisa L. Longo

My Commission Expires: October 24, 2008